As filed with the Securities and Exchange Commission on May 9, 2011
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-3819646 (I.R.S. Employer Identification No.)

4725 Piedmont Row Drive, Suite 400 Charlotte, North Carolina (Address of Principal Executive Offices)	28210 (Zip Code)
Amended and Restated Swisher Hygiene Inc. 2010 Stock Incentive Plan
(Full Title of the Plan)

Steven R. Berrard
President and Chief Executive Officer
Swisher Hygiene Inc.
4725 Piedmont Row Drive, Suite 400
Charlotte, North Carolina 28210
(Name and Address of Agent for Service)

(704) 364-7707
(Telephone number, including area code, of agent for service)

With a copy to:
Edward L. Ristaino, Esq.
Michael Francis, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 27th Floor
Miami, Florida 33131
(305) 374-5600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share(2)	Price(2)	Registration Fee(2)
Common Stock, par value $0.001 per share	11,400,000	$6.13	$69,882,000	$8,114

(1)	Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Amended and Restated Swisher Hygiene Inc. 2010 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock on The NASDAQ Stock Market LLC on May 5, 2011.
This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

2

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.
We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:
a)	Our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 31, 2011, and the portions of the Company’s proxy statement on Schedule 14A for the Company’s Annual Meeting of Stockholders filed with the SEC on April 11, 2011 that are incorporated therein;

b)	Our Current Reports on Form 8-K, filed with the SEC on January 31, 2011, February 11, 2011, February 14, 2011, February 17, 2011, February 24, 2011, March 4, 2011, March 22, 2011, March 24, 2011, March 31, 2011, April 5, 2011, April 15, 2011, April 19, 2011, and April 20, 2011; and

c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on February 1, 2011.
In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:
Swisher Hygiene Inc.
4725 Piedmont Row Drive, Suite 400
Charlotte, North Carolina 28210
Tel: (704) 364-7707
You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
We are a corporation organized under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that a director shall not be liable to us or our stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses (including attorneys’ fees) incurred in connection with an action or proceeding (other than an action or proceeding brought by or in the right of the corporation) to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful. Section 145 of the General Corporation Law of the State of Delaware further provides that, in the case of actions brought by or in the right of the corporation, such corporation has the power to indemnify such person only against expenses (including attorneys’ fees) incurred in connection with the defense or settlement of an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interests of the corporation, and no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 further provides that, to the extent a present or former director of the corporation has been successful on the merits or otherwise in any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. It also provides that the expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as provided by Section 145 of the General Corporation Law of the State of Delaware. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Our bylaws provide that we will indemnify our current and former directors and officers and persons who, while serving as a director or officer of Swisher Hygiene, act or acted at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred, to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, our bylaws provide that we will pay the expenses (including attorneys’ fees) incurred by any such person in defending any proceeding in advance of its final disposition, provided that such payment will be made only upon the receipt of an undertaking by such person to repay all amounts if it is ultimately determined that such person is not entitled to indemnification.
At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advancement or indemnification.
We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Certificate of Corporate Domestication of CoolBrands International Inc., dated November 1, 2010. (1)

3.2	Amended and Restated Certificate of Incorporation of Swisher Hygiene Inc.

3.3	Bylaws of Swisher Hygiene Inc. (1)

5.1	Opinion of Akerman Senterfitt.

10.1	Amended and Restated Swisher Hygiene Inc. 2010 Stock Incentive Plan

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of BDO USA LLP.

23.3	Consent of Scharf Pera & Co., PLLC.

23.4	Consent of Kreischer Miller.

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).
Documents incorporated by reference to the indicated exhibit to the following filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934.
(1)	Registration Statement on Form 10, filed with the Securities and Exchange Commission on November 9, 2010.

Item 9.	Undertakings.
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on the 9th day of May, 2011.

SWISHER HYGIENE INC.
By:	/s/ Steven R. Berrard
Steven R. Berrard
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven R. Berrard and Thomas Aucamp, and each of them acting alone, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Steven R. Berrard Steven R. Berrard	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 9, 2011

/s/ Michael Kipp Michael Kipp	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 9, 2011

/s/ H. Wayne Huizenga H. Wayne Huizenga	Chairman of the Board	May 9, 2011

David Braley	Director

/s/ John Ellis Bush John Ellis Bush	Director	May 9, 2011

/s/ Harris W. Hudson Harris W. Hudson	Director	May 9, 2011

/s/ William D. Pruitt William D. Pruitt	Director	May 9, 2011

David Prussky	Director

/s/ Michael Serruya Michael Serruya	Director	May 9, 2011

EXHIBIT INDEX

Exhibit Number	Description

3.2	Amended and Restated Certificate of Incorporation.

5.1	Opinion of Akerman Senterfitt.

10.1	Amended and Restated Swisher Hygiene Inc. 2010 Stock Incentive Plan.

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of BDO USA LLP.

23.3	Consent of Scharf Pera & Co., PLLC.

23.4	Consent of Kreischer Miller.

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).